FILED
IN  THE  OFFICE  OF  THE
SECRETARY  OF  STATE  OF  THE
STATE  OF  NEVADA
APR  03  1998
No  C7505-98
/s/  Dean  Heller
DEAN  HELLER,  SECRETARY  OF  STATE



                            ARTICLES OF INCORPORATION
                                       OF
                       SOCIETY OF ECONOMIC ASSURANCE, INC.


     FIRST:   The name of the corporation is Society of Economic Assurance, Inc.

     SECOND:     It's  resident  agent  and  registered  office  in the State of
Nevada is as follows: State Agent and Transfer Syndicate, Inc. located at 318 N. Carson Street, Suite 214, Carson City, Nevada 89701.

     THIRD: This Corporation is authorized to issue two classes of shares of stock to be designated as "Common Stock" and "Preferred Stock". The total number of shares of Common Stock which this Corporation is authorized to issue is One Million (1,000,000) shares, par value $0.001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is One Hundred Thousand (100,000) shares, par value $0.001.

     The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of Nevada. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     FOURTH:     The  governing  body  of  this  corporation  shall  be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of the corporation.

     The names and addresses of the first board of directors which shall consist of three (3) members are as follows:

Philip Landaas                 Paul King              M. Richard Cutler
19200 Von Karman               19200 Von Karman       610 Newport Center Drive
Suite 850                      Suite 850              Suite 800
Irvine, CA 92715               Irvine, CA 92715       Newport Beach, CA 92660

     FIFTH:     The name and address of the incorporator signing the Articles of
Incorporation  is  as  follows:

                                M. Richard Cutler
                            610 Newport Center Drive
                                    Suite 800
                             Newport Beach, CA 92660

SIXTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph 1 of Section 78.037 of the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

     SEVENTH:     The  corporation  shall,  to  the  fullest extent permitted by
Section 78.751 of the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section.

     I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, does make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hands this 23rd day of March, 1998.



                                             /s/   M.  Richard  Cutler
                                             M.  Richard  Cutler,  Incorporator


STATE  OF  CALIFORNIA          )
                               )     SS.
COUNTY  OF  ORANGE             )

     On this 23 day of March, 1998, before me, the undersigned Notary Public, personally appeared M. Richard Cutler, personally known to me (or prove to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within Instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS  my  hand  and  official  seal.

                                          /s/  Kerry  E.  Fennell
                                          Notary  Public

Kerry  E.  Fennell
Commission  #  1150186
Notary  Public-California
Orange  County
My  Comm.  Expires  Sep  1,  2001